Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS YEAR END AND FOURTH QUARTER RESULTS

Gaithersburg, MD – March 29, 2005 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the year ended December 31, 2004. Brickman had revenue of $383.6 million, net income of $9.2 million and EBITDA of $67.4 million.

EBITDA of $67.4 million represents an increase of $11.2 million or 19.9% over the year ended December 31, 2003. This increase was attributable to revenue growth of $34.1 million, and gross profit improvement of $15.1 million related to the volume increases, offset by an increase in general and administrative expenses of $5.3 million. At December 31, 2004, Brickman’s net debt was 2.6 times EBITDA as compared to net debt of 3.2 times EBITDA at December 31, 2003. A reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Brickman’s net income for the year ended December 31, 2004 was $9.2 million, an increase of $8.0 million over 2003’s net income of $1.2 million. In addition to the factors affecting EBITDA described above, amortization expense decreased $3.3 million and interest expense decreased $0.2 million. Average debt outstanding in the year ended December 31, 2004 was $190.5 million compared to $198.2 million in the year ended December 31, 2003. The weighted average rate of interest on outstanding debt in the year ended December 31, 2004 was 10.4% compared to 10.1% in the year ended December 31, 2003.

Revenues for the year ended December 31, 2004 were $383.6 million, an increase of $34.1 million, or 9.8% over the same period in 2003. This increase was principally driven by increases of $46.4 million or 17.2% in landscape maintenance revenue and $1.2 million or 4.5% design/build revenue offset by a decrease of $13.4 million or 25.4% in snow removal revenue. The increases in maintenance and design/build revenues were the result of strong new contract and design/build sales and the February acquisition of an Ohio landscaping business. The decrease in snow removal revenue was the result of more normal snowfall in 2004. Margins increased compared to 2003 when a greater percentage of revenue was attributable to lower margin snow removal services. General and administrative expenses for the year ended December 31, 2004 increased over 2003 by $5.3 million, or 8.6%, including a $1.2 million write-off in 2004 associated with the discontinuance of a new software system implementation. Without the write-off, general and administrative expenses would have increased $4.1 million or 6.7% over 2003.

Brickman’s EBITDA for the three months ended December 31, 2004 was $15.8 million. This represents an increase of $2.5 million or 18.8% over the fourth quarter of 2003. This increase was attributable to revenue growth of $10.5 million, and gross profit improvement of $2.8 million related to the volume increases.

Brickman’s net income in the fourth quarter of 2004 was $1.7 million, an increase of $2.7 million from 2003’s net loss of $1.0 million. In addition to the factors affecting EBITDA described above, amortization expense decreased $1.5 million and interest expense increased $0.2 million. Average debt outstanding in the fourth quarter of 2004 was $186.7 million compared to $196.8 million in the fourth quarter 2003. The weighted average rate of interest on outstanding debt in the fourth quarter of 2004 was 10.6% compared to 9.8% in the fourth quarter of 2003.

Fourth quarter revenues were $90.8 million, an increase of $10.5 million, or 13.0% over the same period in 2003. This increase was driven by increases of $9.6 million or 15.1% in landscape maintenance revenue and increases of $1.5 million or 28.7% in design/build revenue offset by a decrease in snow removal revenues of $0.7 million or 6.0%. The increase in maintenance and design/build revenue was the result of new contract sales and enhancement services sales and the acquisition of an Ohio landscaping business. Fourth quarter gross profit margin was unchanged compared to 2003.

A reconciliation of net income to EBITDA reported above follows (in millions):

	(Unaudited)
	Three months ended		For the year ended
	December 31, 2003	December 31, 2004	December 31, 2003	December 31, 2004
Net income (loss)	$(.9)	$1.7	$1.2	$9.2
Interest	4.8	5.0	20.0	19.8
Income taxes	.1	1.0	0.8	6.1
Depreciation	2.6	2.9	10.1	11.4
Amortization	6.7	5.2	24.1	20.9

EBITDA	$13.3	$15.8	$56.2	$67.4

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	December 31,
	2003	2004
Accrued interest	$734	$740
Capital lease obligation	522	—
Long-term debt	195,000	185,455

Total debt	196,256	186,195
Less: Cash	15,929	11,339

Net debt	180,327	174,856

EBITDA	$56,203	$67,351

Ratio of net debt to EBITDA	3.2x	2.6x

Brickman’s working capital at December 31, 2004 was $25.0 million compared to working capital of $25.0 million at December 31, 2003. There was no outstanding balance on Brickman’s $30.0 million revolving credit facility at December 31, 2004. Cash flow from operations for the year ended December 31, 2004 was $35.8 million, an increase of $6.5 million compared to the year ended December 31, 2003. The increase was primarily attributable to the increase in net income of $8.0 million. Capital expenditures for the year ended December 31, 2004 were $16.0 million compared to $10.3 million in the year ended December 31, 2003. The increase in capital expenditures is attributable to strong new sales and the expansion of a program started in 2003 to reduce the replacement cycle for lawn mowing equipment from five years to two years.

Brickman will host a conference call to discuss the fourth quarter and full year results on March 30, 2005 at 2:00 PM EST. The call may be accessed by dialing (800) 729-5806. The call will be recorded with replay accessible from March 30, 2005 through April 6, 2005 by dialing (800) 558-5253, reservation #21234934.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheet

(in thousands)

	December 31, 2003	December 31, 2004
Current assets	$65,811	$68,795
Property & equipment	26,130	29,982
Other assets	9,739	9,495
Intangibles and goodwill	130,633	117,349

Total Assets	$232,313	$225,621

Current liabilities, less current maturities	$35,467	$36,664
Current maturities of long-term debt	5,307	7,091

Current Liabilities	40,774	43,755
Long-term debt	190,215	178,364
Other liabilities	804	3,495

Total Liabilities	231,793	224,705
Shareholder’s Equity	520	7

Total Liabilities and Shareholder’s Equity	$232,313	$225,621

The Brickman Group, Ltd.

Condensed Consolidated Operating Information

(in thousands)

	(Unaudited)
	Three months ended December 31,		For the year ended December 31,
	2003	2004	2003	2004
Net service revenues	$80,372	$90,843	$349,448	$383,580
Cost of services provided	54,293	61,985	241,937	261,004

Gross profit	26,079	28,858	107,511	122,576
General and administrative expenses	15,392	16,053	61,361	66,646
Amortization expense	6,727	5,242	24,157	20,869

Income from operations	3,960	7,563	21,993	35,061
Interest expense	4,803	4,960	20,022	19,820

Income (loss) before income taxes	(843)	2,603	1,971	15,241
Income tax provision	132	929	770	6,052

Net income (loss)	$(975)	$1,674	$1,201	$9,189